                                                                  EXHIBIT 12.1

                  FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


                                                                                                       Three Months Ended
                                                       Year Ended May 31,                                  August 31,
                                          ----------------------------------------------------------  -------------------
                                             1996        1997        1998        1999        2000       1999       2000
                                          ----------  ----------  ----------  ----------  ----------  ---------  --------
                                                       (In thousands, except ratios)
Earnings:
   Income before income taxes...........  $  539,959  $  628,221  $  735,213  $  770,700  $  843,547   $188,770  $236,537
   Add back:
     Interest expense, net of
       capitalized interest.............     105,449      95,689     117,726      90,595      81,646     20,059    20,506
     Amortization of debt
       issuance costs...................       1,628       1,328       1,339       9,199         602        154       141
     Portion of rent expense
       representative of
       interest factor..................     386,254     434,846     499,823     535,486     575,397    139,253   137,378
                                          ----------  ----------  ----------    --------  ----------   --------  --------
   Earnings as adjusted.................  $1,033,290  $1,160,084  $1,354,101  $1,405,980  $1,501,192   $348,236  $394,862
                                          ==========  ==========  ==========  ==========  ==========   ========  ========
Fixed Charges:
   Interest expense, net of
     capitalized interest...............  $  105,449  $   95,689  $  117,726  $   90,595  $   81,646   $ 20,059  $ 20,506
   Capitalized interest.................      39,254      39,449      31,443      35,152      30,168      7,716     4,916
   Amortization of debt issuance costs..       1,628       1,328       1,339       9,199         602        154       441
   Portion of rent expense
     representative of interest factor..     386,254     434,846     499,823     535,486     575,397    139,253   137,378
                                           ---------  ----------  ----------  ----------  ----------   --------  --------
                                          $  532,585  $  571,312  $  650,331  $  670,432  $  687,813   $167,182  $163,241
                                          ==========  ==========  ==========  ==========  ==========   ========  ========
   Ratio of Earnings to Fixed Charges...         1.9         2.0         2.1         2.1         2.2        2.1       2.4
                                          ==========  ==========  ==========  ==========  ==========   ========  ========